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Exhibit 10.3

                                    FCNB BANK
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         The Board of Directors of FCNB Bank, ("Bank") has adopted this Supplemental Executive Retirement Plan, effective January 1, 1997, in order to provide retirement benefits and long-term compensation to a select group of executives, to attract and retain competent executives, as well as to encourage the long-term financial success of the Bank through a formula taking into account the Bank's long-term financial performance.

ARTICLE I

                                   Definitions

         The following words and phrases, when used in the Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise.

         1.1 "Account" shall mean a bookkeeping account maintained by the Bank in the name of the Participant.

         1.2 "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Bank, as the terms are defined in Section 424(e) and (f), respectively, of the Code.

         1.3 "Average Base Salary" shall mean the average base salary projected to be paid to a Participant during the three complete calendar years prior to his or her attainment of age 65. This projection shall be made by assuming that the Participant's base salary in effect on the last day of a particular Plan Year increases five percent per annum.

         1.4 "Bank" shall mean FCNB Bank, and any successor to its interest.

         1.5 "Bank Credits" shall mean any credits that the Bank makes to Accounts pursuant to Section 2.3 hereof.

         1.6 "Beneficiary" shall mean the person or persons whom a Participant may designate as the beneficiary of the Participant's Benefits under Articles II and III, and shall mean the Participant's estate in the absence of a valid designation. A Participant's election of a Beneficiary shall be made on the Distribution Election Form, shall be revocable by the Participant during his or her lifetime, and shall be effective only upon its delivery to an executive officer of the Bank and acceptance by the Committee (which acceptance shall be presumed unless, within ten business days of delivery of the Participant's election, the Committee provides the Participant with a written notice detailing the reasons for its rejection).

         1.7 "Benefits" shall mean benefits accrued under Article II of the Plan.

         1.8      "Board" shall mean the Board of Directors of the Bank.

         1.9 "Change in Control" shall mean any one of the following events: (1) Any corporation, person or entity becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more


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of the combined voting power of its then outstanding securities, other than beneficial ownership by a Participant, the Company, the Bank, any employee benefit plan of the Bank or the Company, or any person or entity organized, appointed or established pursuant to the terms of any such benefit plan; (2) the Bank's or the Company's stockholders approve an agreement to merge or consolidate with another corporation, or an agreement providing for the sale of substantially all of the assets of the Company to one or more corporations, in any case other than with or to a corporation 50% or more of which is controlled by, or is under common control with, the Bank or the Company; or (3) during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors of the Bank or the Company cease to constitute a majority thereof for any reason; provided, however, that the preceding clause shall not apply as to any director who was not a director at the beginning of such period if such director was elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors. The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding.

         1.10 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.11. "Committee" shall mean any committee the Board may appoint to administer and effectuate the Plan. The Committee may act only by a majority of it members and may act through meetings or written consents. Notwithstanding the foregoing, the Board may act at any time in lieu of the Committee with respect to any action that the Committee may take pursuant to the Plan.

         1.12     "Company" shall mean FCNB Corp.

         1.13 "Deferrals" shall mean any Participant-directed deferrals of salary or cash bonuses that occur pursuant to Section 2.1 hereof.

         1.14 "Deferral Election Form" shall mean the form attached hereto as Exhibit "A".

         1.15 "Disability" shall mean any condition that results in a Participant's entitlement to collect long-term disability benefits from the Bank. In the absence of a plan by which the Bank provides such benefits, "Disability" shall have the meaning set forth in Section 22(e)(3) of the Code.

         1.16 "Distribution Election Form" shall mean the form attached hereto as Exhibit "B".

         1.17     "Effective Date" shall mean January 1, 1997.

         1.18 "Eligible Executives" shall mean the select group of management or highly compensated employees whom the Board names in Exhibit "C".

         1.19     "Employee" shall mean any person who is employed by the Bank.

         1.20     "Employer" shall mean the Bank and its Affiliates (if any).

         1.21 "Final Average Compensation" shall mean a Participant's Average Base Salary plus an amount equal to the product of (i) the Participant's Average Base Salary, and (ii) the Participant's average bonus percentage for the last three complete calendar years immediately preceding the particular year in



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which a Bank Credit is being calculated pursuant to Section 2.3 of the Plan.

         1.22 "Investment Election Form" shall mean the form attached hereto as Exhibit "D".

         1.23 "Hour of Service" shall have the same meaning as defined in the Bank's 401(k) Plan.

         1.24 "Just Cause" shall include, without limitation: dishonesty; theft; conviction of a crime, which is either a (1) felony or (2) misdemeanor involving moral turpitude or financial impropriety; unethical business conduct; activity which is contrary to Employer's interests; gross or repeated negligence in carrying out Participant's duties; or material violation of Participant's obligations.

                  (i) Should Employer deem specific activities contrary to Employer's interest or that negligence by Participant in carrying out his duties or any violation of Participant's obligations hereunder has occurred, written notice of said activity, negligence or violation shall be provided by Employer to Participant along with a reasonable period of time in which to correct. Provided that such activity, negligence or violation is neither dishonest nor criminal, 90 days shall be deemed to be a reasonable time in which to correct such deficiencies,

                  (ii) Discharge for "cause" will require a two-thirds majority vote of the Board, exclusive of Participant. Termination of Participant's employment for Just Cause shall include termination as an employee, officer and director of Employer.

         1.25 "Participant" shall mean an Eligible Employee who has an Account under the Plan.

         1.26      "Plan" shall mean this FCNB Supplemental Executive Retirement
Plan.

         1.27     "Plan Year" shall mean January 1 through and including
December 31.

         1.28 "Trust Agreement" shall mean that agreement entered into pursuant to the terms hereof between the Bank and the Trustee.

         1.29 "Trust" shall mean the trust created under the terms of the Trust Agreement.

         1.30 "Trustee" shall mean that person(s) or entity appointed by the Committee pursuant to the Trust Agreement to hold legal title to the Plan Assets for the purposes set forth herein.

         1.31 "Year of Service" shall mean a calendar year during which a Participant is credited with at least 1,000 hours of service.

                                   ARTICLE II
                               Credits to Accounts

         2.1 Participant Deferrals. Each Participant may elect, on the Deferral Election Form, to make contributions from his or her salary or bonus (if any), on a pre-tax basis. Such elections shall (i) be irrevocable until the end of the calendar year in which they are made (except a Participant may prospectively suspend deferrals once per calendar year), and (ii) be effective on the January 1st following their acceptance by the Administrator, provided that a Participant may elect to have an election take effect as soon as




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administratively practicable with respect to salary and cash bonuses that the
Participant may receive in the future and as to which the Participant currently has no legal right or claim. As soon as practicable after the end of each pay period, the Bank shall credit each Participant's Account with any Deferrals that occurred during the pay period.

         2.2 Eligibility for Contribution. Each Participant shall be entitled to have his or her Account receive the Bank Credit for a particular Plan Year only if the Participant is both credited with a Year of Service during the Plan Year and is employed on the last day of the Plan Year or terminates employment during the Plan Year due to his or her (i) death, disability, retirement, or (ii) acquisition or merger of the Bank. ---- ---

         2.3      Bank Credits. If a Participant satisfies the requirements of
Section 2.2 for a Plan Year, the Bank shall credit the Participant's Account, as of December 31 of such Plan Year, with an amount equal to (i) sixty percent (60%) of the Eligible Executive's Final Average Compensation commencing at age 65, or if later, actual retirement with 15 Years of Service, reduced by (ii) the combined value of the following:

                  (a) The Participant's estimated primary insurance amount ("PIA") at age 65 from Social Security, assuming the Participant is entitled to the maximum PIA; and

                  (b) The illustrated age 65 retirement income identified in Exhibit "E" hereof; and

                  (c) The age 65 projected value of the Participant's accrued benefits under the Bank's terminated defined benefit pension plan identified in Exhibit "G"; and

                  (d) The age 65 projected value of the Participant's profit-sharing contribution account under the Company's 401(k) Retirement and Savings Plan; and

                  (e) The age 65 projected value of the Participant's matching contribution account under the Company's 401(k) Retirement and Savings Plan.

         The assumptions used to calculate the amounts under (a), (b), (c), (d), and (e) are contained in attached Exhibit "F".

         2.4 Investment Return on Accounts. As of the last day of each calendar quarter of each Plan Year, the Bank shall credit each Participant's Account with any gains or losses that the Trustee attributes to Trust assets that the Bank has, in turn, attributed to credits made under Sections 2.1 and
2.3 hereof.

         Each Participant may request, on the Investment Election Form, to have future appreciation or depreciation credited to his or her Account based on the Participant's selection of one or more of the investment options available under the Company's 401(k) Retirement and Savings Plan. The Bank has complete discretion to honor or not to honor a Participant's requested investment direction with respect to his or her Participant Account. Further, the Bank has complete discretion to honor or not honor any subsequent changes to investment directions periodically made by a Participant as agreed to by the Bank.

         2.5 Plan Expenses. The Bank will pay all expenses associated with the Plan.

ARTICLE III

                      Vesting; Distributions from Accounts


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         3.1      Vesting. Subject to Section 3.3 hereof, Participants shall at all times be fully vested in the portion of their Accounts that are attributable to Deferrals. With respect to the portion of a Participant's Account that is attributable to Bank Credits, the Participant's vested interest shall be determined according to the following schedule:


Full Years of Service           Vested Percent
----------------------------------------------
      Less than 2                          0%
        2                                 20%
        3                                 40%
        4                                 60%
        5 or more                        100%

         Notwithstanding this vesting schedule, vesting shall accelerate to 100% upon a Change in Control or a Participant's termination of employment due to his or her death or disability. Participants will receive credit for full Years of Service with the Bank prior to the Plan's Effective Date.

         3.2 Distributions and Forfeitures. The Bank shall pay the vested balance of a Participant's Account, in cash, in substantially equal monthly payments for a period of ten years, beginning on the first day of the second month following the Participant's termination of employment for any reason other than Just Cause or death; provided that a Participant may elect on the Distribution Election Form to have his or her Account paid in an immediate lump sum distribution in lieu of monthly payments.

         3.3 Forfeiture for Just Cause. In the event that a Participant's employment with the Bank is terminated due to Just Cause, the Participant's Account shall be automatically forfeited, and the Bank shall not have any obligation to pay Benefits to the Participant or the Participant's Beneficiary.

         3.4 Death Benefits. If a Participant dies before receiving all Benefits payable pursuant to Section 3.2, then the remaining vested balance of the Participant's Account shall be distributed in a lump sum to the Participant's Beneficiary not later than the first day of the second month following the date of the Participant's death; provided that a Participant may specify on the Distribution Election Form a distribution period of up to 10 years (with payments to be made in substantially equal annual installments).

         3.5 Distribution Elections. In order to be effective, a Participant's Distribution Election Form must be received and accepted by the Committee either (i) more than one year before the date on which the Participant's service as an Employee terminates for any reason or (ii) within 30 days of the Participant's initial commencement of Plan participation, or
(iii) more than 90 days before the closing of a Change in Control. In the event a Participant files more than one valid Distribution Election Form, the most recent valid election shall supersede any and all prior elections. Nevertheless, Beneficiary designations made pursuant to executed Election Forms shall be revocable during the Participant's lifetime and a Participant may, by submitting an effective superseding Election Form at any time and from time to time, prospectively change the designated Beneficiary and the manner of payment to a Beneficiary.

         3.6 Change in Control. In the event of a Change in Control, the Bank and the Participant have the right to mutually agree to limit payments that they might consider excess "golden parachute payments" as defined underss.ss.280G and 4999 of the Code.

         3.7 Hardship. If the Participant or a member of the Participant's immediate family (or a

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dependent of the Participant) should suffer one or more of the following unforeseen hardships, the Participant may apply to the Committee for a withdrawal of all or part of the vested portion of his or her Account:

         (i)  extraordinary medical expenses, or

         (ii) other unforeseeable and severe financial hardships that the Bank's Committee may generally recognize.

          The Committee shall have sole and complete discretion over whether or not to grant a Participant's request for a hardship withdrawal, provided that
(i) the Committee shall make its decisions in a uniform and nondiscriminatory manner, and (ii) the Participant who requests a withdrawal shall abstain from participation in, and voting on, such request. If the Committee approves a withdrawal, the Bank shall pay the approved amount to the Participant as soon as practicable, and shall treat said amount as first reducing Participant deferrals (plus earnings thereon) to the extent credited to his or her Account, and thereafter reducing the vested portion of the Bank's contributions (plus earnings thereon) to the Participant's Account.

                                   ARTICLE IV
                               Source of Benefits

         4.1 General Rule. Benefits accumulated under the Plan shall constitute an unfunded, unsecured promise by the Bank to provide such payments in the future, as and to the extent such Benefits become payable. Benefits shall be paid from the general assets of the Bank, and no person shall, by virtue of this Plan, have any interest in such assets (other than as an unsecured creditor of the Bank). For any Plan Year during which a Trust is maintained, (i) the Trustee shall inform the Committee annually prior to the commencement of each fiscal year as to the manner in which such Trust assets shall be invested, and (ii) the Committee shall, as soon as practicable after the end of each calendar quarter, provide the Trustee with a schedule specifying the amount of any Trust contribution that is attributable to the Participant's Account for purposes only of Section 2.4 of this Plan. The Bank shall also, at least annually, provide the Trustee with a schedule specifying the amounts payable to each Participant, and the time for making such payments. All interest, dividends, and realized gain/losses on Trust assets will be taxed to the Bank.

         4.2 Trust Funding on Change in Control. In the event of a Change in Control, the Bank shall contribute to the Trust an amount sufficient to provide the Trust with assets having an overall value equivalent to the value of the aggregate Account balances under the Plan.

                                    ARTICLE V
                                  Recordkeeping

         The Committee shall be responsible for maintaining all Accounts, with particular reference to contribution sources and allocating gains and losses (at least quarterly), and shall prepare account reports for the Participants and the Bank. The Committee may in its discretion appoint or remove a third-party recordkeeper.

ARTICLE VI
                                   Assignment

         Except as otherwise expressly provided by this Plan, it is agreed that neither the Participant nor his or her Beneficiary, to include the Participant's executors and administrators, heirs, legatees, distributees, and

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any other person or persons claiming any benefits under him or her under this
Plan shall have any right to assign, transfer, pledge, hypothecate, sell, transfer, alienate and encumber or otherwise convey the right to receive any Benefits hereunder, which Benefits and the rights thereto are expressly declared to be nontransferable. The right to receive Benefits under this Plan shall likewise not be subject to execution, attachment, garnishment sequestration or similar legal, equitable or other process to the benefit of the Participant's creditors. Any attempted assignment, transfer, pledge hypothecation or other disposition of the Participant's rights to receive Benefits under this Plan or the levy of any attachment, garnishment or similar process thereupon, shall be null and void and without effect. Notwithstanding the foregoing, or any other provision of this Plan, a Participant may transfer all or any part of his or her Account, and the rights associated therewith, to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Plan Benefits so transferred may thereafter be transferred only to the Participant who was originally entitled to receive said Benefits or to an individual or trust to whom the Participant could have initially transferred the Benefits pursuant to this Article VI. The Benefits, and the rights thereto, which are transferred pursuant to this Article VI shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.

                                   ARTICLE VII
                            No Retention of Services

         The Benefits payable under this Plan shall be independent of, and in addition to, any other compensation payable by the Bank to a Participant, whether in the form of fees, bonus, retirement income under employee benefit plans sponsored or maintained by the Bank or otherwise. This Plan shall not be deemed to constitute a contract of employment between the Bank and any Participant.

                                  ARTICLE VIII
                    Rights of Participants and Beneficiaries

         The rights (if any) of the Participants and their Beneficiaries under this Plan shall be solely those rights of unsecured creditors of the Bank.

                                   ARTICLE IX
                                 Reorganization

         The Bank agrees that it will not merge or consolidate with any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the Bank herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this Paragraph, without having made adequate provision for the fulfillment of its obligation hereunder.

                                    ARTICLE X
                            Amendment and Termination

         The Committee may amend or terminate the Plan at any time, provided that no such amendment or termination shall, without the written consent of an affected Participant, alter or impair any vested rights of the Participant under the Plan.

                                   ARTICLE XI

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                                    State Law

         This Plan shall be construed and governed in all respects under and by the laws of the State of Maryland except to the extent preempted by Federal law. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.


ARTICLE XII

                                Headings; Gender

         Headings and subheadings in this Plan are inserted for convenience and reference only and constitute no part of this Plan. This Plan shall be construed, where required, so that the masculine gender includes the feminine.


                                  ARTICLE XIII
                           Interpretation of the Plan

         The Committee shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Committee shall be conclusive and binding on all affected parties, unless such decisions are arbitrary and capricious.

                                   ARTICLE XIV
                              Disputes; Legal Fees

                  14.1 Generally. Any controversy or claim that arises under this Plan and cannot be settled by the parties shall be addressed solely in the federal or state courts located in Frederick, Maryland, or in the closest jurisdiction thereto if no state or federal court exists in Frederick at the time of such review.

                  14.2 Reimbursement of Legal Fees. In the event that any dispute arises between the Participant and the Bank as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action that the Participant takes to enforce the terms of this Plan or to defend against any action taken by the Bank or an Affiliate, the Participant shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Participant shall obtain a final judgement or settlement substantially in favor of the Participant either in a court of competent jurisdiction or in a written settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Participant's furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant.

                                   ARTICLE XV
                                Duration of Plan

         Unless terminated earlier in accordance with Article X, this Plan shall remain in effect during the term of service of the Participants and until all Benefits payable hereunder have been made.